UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2017

Nuvectra Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37525	30-0513847
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

5830 Granite Parkway, Suite 1100,

Plano, Texas 75024

(Address of principal executive offices, including zip code)

(972) 668-4107

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Employment Agreements with Scott F. Drees and Walter Z. Berger

On January 13, 2017, Nuvectra Corporation (the “Company”) entered into an Executive Employment Agreement with each of Mr. Scott F. Drees, the Chief Executive Officer of the Company (the “Drees Employment Agreement”), and Mr. Walter Z. Berger, the Chief Operating Officer and Chief Financial Officer of the Company (the “Berger Employment Agreement” and together with the Drees Employment Agreement, the “Agreements”), each of which will be effective as of March 7, 2016. The addition of Chief Operating Officer to Mr. Berger’s title reflects his increased responsibilities from managing and overseeing the Company’s financial functions, to also overseeing the Company’s operational activities, including supply chain management and other related systems, and corporate development. Under the Drees Employment Agreement, Mr. Drees is entitled to an annual base salary of no less than $425,000, subject to adjustment upon annual review by the Company's Board of Directors. Under the Berger Employment Agreement, Mr. Berger is entitled to an annual base salary of no less than $375,000, subject to adjustment upon annual review by the Company's Board of Directors. Each of Mr. Drees and Mr. Berger is also eligible to earn discretionary incentive bonuses and incentive compensation, including equity grants pursuant to the Company’s equity incentive plan then in effect, and is entitled to participate in all Company employee benefit plans.

The Agreements provide for severance payments to each of Mr. Berger and Mr. Drees in the event that his employment is involuntarily terminated “without cause” or he resigns for “good reason”, as such terms are defined in the Agreements. In the event of severance for a termination without cause or for good reason prior to a “change of control” (as defined in the Agreements), each of Mr. Drees and Mr. Berger is entitled to receive (i) a payment equal to one times base salary in effect as of the date of termination, (ii) all earned but unpaid annual bonus for any then completed fiscal year and, if terminated after July 1 of any year, a payment equal to a pro-rata annual bonus based on the actual performance of the Company and executive through the date of termination, (iii) 12 months of COBRA continuation coverage premiums and (iv) the accelerated vesting of all restricted stock held by such executive, subject to certain time limitations. If either (a) Mr. Drees or Mr. Berger are terminated without cause or resign for good reason within three months prior to, or 12 months following, a change of control or (b) the executive resigns for any reason 6 months after, but prior to 12 months following, a change of control, then in each case, the executive is entitled to receive (i) a payment equal to two times base salary in effect as of the date of termination, (ii) all earned but unpaid annual bonus for any then completed fiscal year and a payment equal to a pro-rata annual bonus based on the actual performance of the Company and executive through the date of termination, (iii) 18 months of COBRA continuation coverage premiums and (iv) the accelerated vesting of all stock held by such executive, subject to certain time limitations. Severance payments are paid in a lump sum within 15 days after the date of termination.

Severance payments require a written release of any and all claims against the Company as well as agreements by the executive with respect to non-solicitation, confidentiality obligations and assignment of intellectual property rights. Each of Mr. Drees and Mr. Berger is also subject to a covenant not to disclose Company confidential information during his employment term and is subject to a non-compete for a period of 12 months following termination of employment for any reason. If either Mr. Drees or Mr. Berger breaches any of these covenants, in addition to other rights and remedies, the Company will be entitled to injunctive relief.

The term of the Agreements are three years and thereafter will automatically renew for successive one-year periods unless notice of termination is provided by one party to the other at least 90 days prior to the expiration of the then-current term. The current term expires March 7, 2019.

The foregoing summary of these Agreements is qualified in its entirety by the terms of each of the Drees Employment Agreement and the Berger Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and 10.2, respectively, and is each hereby incorporated by reference.

Biographical information for each of Scott F. Drees and Walter Berger can be found in Nuvectra’s Information Statement, which was filed as Exhibit 99.1 to the Company’s Form 8-K dated March 18, 2016 (the “Information Statement”), under the section entitled “Management – Our Officers,” which biographical information is incorporated by reference into this Item 5.02. Information regarding the compensation and employment arrangement of Walter Berger is also described in the Information Statement under the heading “Executive Compensation,” which is incorporated by reference into this Item 5.02.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Executive Employment Agreement between Nuvectra Corporation and Mr. Scott Drees, dated January 13, 2017.

10.2	Executive Employment Agreement between Nuvectra Corporation and Mr. Walter Berger, dated January 13, 2017.

99.1	Information Statement (filed as Exhibit 99.1 to our current report on Form 8-K on March 18, 2016, and incorporated herein by reference)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

January 17, 2017	NUVECTRA CORPORATION

By: /s/ Melissa G. Beare
Name: Melissa G. Beare
Title: General Counsel and Corporate Secretary